EXHIBIT 16.1


                (Blanski Peter Kronlage & Zoch, P. A. letterhead)


                                 October 7, 2002



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

RE: Century Park Pictures Corporation

Ladies and Gentlemen:

We have read Item 4 of Century Park Pictures Corporation Form 8-K dated October 7, 2002, and are in agreement with the statements contained in paragraph 4(a) therein.

Sincerely,

/s/ Daniel J. Freeman

Daniel J. Freeman, CPA, MBA